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EXHIBIT 99 - REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
             TIB FINANCIAL CORP.



To the Audit Committee of the
   Board of Directors of
    TIB Financial Corp.


We have reviewed the accompanying consolidated balance sheet of TIB Financial Corp. and subsidiaries as of September 30, 2000, and for the related consolidated statements of income for the three-month and nine-month periods then ended and the related consolidated statement of cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.





/s/ BDO Seidman, LLP
--------------------------------
Atlanta, Georgia
November 10, 2000